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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 20, 1996, except for the first paragraph of
Note  7, as to which the date  is               in the Registration Statement on
Form S-1 (No. 333-05665) for the registration of 3,450,000 shares of common stock.



Chicago, Illinois
July 26, 1996



The foregoing consent is in the form that will be signed when the reverse stock split, decrease in authorized common stock and redesignation of the Class A and Class B common stock as a like number of shares of common stock all become effective prior to completion of an initial public offering as described in the first paragraph of Note 7 to the financial statements.


                                             ERNST & YOUNG LLP